SUB-ITEM 77D

MFS Institutional  Trust (MFSIT) on behalf of: MFS Institutional High Yield Fund
(IHY) MFS Institutional Core Equity (ICE) MFS Institutional Research Fund (IRF) MFS Institutional Large Cap Growth Fund (ILC) MFS Institutional Mid Cap Growth Fund (IMC) MFS Institutional Emerging Equities Fund (MEE) MFS Institutional International Equity Fund (IIE) MFS Institutional Large Cap Value Fund (ILV) MFS Institutional International Research Equity Fund (IRE) MFS Institutional Real Estate Investment Fund (IRT)

This document is hereby incorporated to this N-SAR filing by reference: Each of the following funds (outlined below) within this Trust have made material changes in the prospectus and statement of additional information with respect to investment policy as incorporated by reference to Registrant's Post-Effective Amendment No. 21 (File Nos. 33-37615 and 811-6174) as filed with the SEC via EDGAR on October 29, 2001.

|X| IHY, LCV and IRE - changed the requirement to 80% of each fund's assets to be invested in its primary asset class. |X| LCG, LCV and ICE - foreign disclosure was deleted. |X| All the series, except IHY - the ability to use short sales has been eliminated.

Also, each of the following funds (outlined below) within this Trust have made material changes in the prospectus and statement of additional information with respect to investment policy as incorporated by reference to the supplement dated November 15, 2001 to the prospectus dated November 1, 2001 and as filed with the SEC via EDGAR on November 19, 2001.

|X| LCG, LCV, ICE and IRE - may invest up to 10% of their net assets in U.S. listed foreign securities and ADRs.